FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  April 9, 2001.


                             HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                        (Registrant's telephone number)


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Item 5  Other Information

WICHITA, KS, April 9, 2001 -- High Plains Corporation (Nasdaq:HIPC) today announced that it has received initial responses from Nebraska regulatory agencies indicating that permits necessary for the proposed expansion of the Company's York, Nebraska ethanol facility should be issued by June. Permit issuance should allow the project to proceed on, or even ahead of schedule, with projected completion of the 12 million gallon per year expansion expected before the end of this calendar year.

"We are pleased with the prompt response by the state of Nebraska to our permit requests," stated Gary R. Smith, President and CEO of High Plains. "Industry economics are strong, and there is a need to expand ethanol production as quickly as possible to keep up with increasing demand. Nebraska's agencies not only processed our requests in a timely manner, but have also identified areas of the project that we can pursue now, without additional permit modifications. As a result, we expect to see some production improvements almost immediately, phasing in to the completion of the full expansion before calendar year end," he said.

In addition to this 33 percent production capacity expansion in Nebraska, the Company also has obtained 2,000,000 gallons of additional production at the Colwich, Kansas plant, removing bottlenecks to allow more efficient operation and higher production levels for relatively small costs.

As previously reported, the project to produce glycerol from the Company's stillage by-product at it's Colwich, Kansas facility has taken a lower priority than the production expansion projects currently underway. While the Company has not abandoned the glycerol project completely, difficulties in scaling up the initial membrane filtration stage to full production, as well as decisions on how to allocate available funds for capital improvements, have placed the project on hold for now, Smith said.

High Plains also reported progress on its previously announced program to buy back up to one million dollars ($1,000,000) of its outstanding common stock. Since the announcement of this buy-back in November, and through March 31, 2001, the Company has purchased over 178,800 shares, and spent approximately $500,000. Smith commented that, "Our current intention is to continue with the buy-back program to the full extent authorized by our Board of Directors."

Smith also updated the status of the pending contract for the sale of the Company's Portales, New Mexico production facility. "Prior to March 31, we entered into an extensive amendment of our pending agreement to sell the Portales plant. This amendment sets a final closing deadline of May 31, 2001, and clarifies several issues which had arisen subsequent to the signing of the initial agreement. Overall, it makes the agreement much stronger and further clarifies the rights and obligations of both parties. The amendment also helps to assure that the plant can be operated on a continuous basis after closing, with no break in production. This is important not only for the employees of the Portales facility, but also for High Plains, which has agreed to continue to market the ethanol produced by the facility for a period of up to five years after closing. We are placing a high priority on a seamless transition of ownership, and continuous operation of the plant."

High Plains also announced that it will be releasing its quarterly earnings on April 16, 2001. The release will be followed by a conference call with management to discuss the earnings and other relevant issues affecting the Company. To participate in the call, dial 800-280-1337.


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Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico. Additional information about the Company can be found at its Web site, www.highplainscorp.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.


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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     April 9, 2001                     HIGH PLAINS CORPORATION

                                            /s/Gary R. Smith
                                            President & CEO